Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2015 RESULTS

Lake Forest, IL, April 20, 2015 – Packaging Corporation of America (NYSE: PKG) today reported first quarter net income of $91 million, or $0.92 per share compared to last year’s first quarter net income of $90 million, or $0.92 per share. Earnings included charges for special items for the Boise integration and DeRidder, Louisiana mill restructuring of $9 million, or $0.09 per share. Excluding special items, first quarter 2015 net income was $100 million, or $1.01 per share, compared to first quarter 2014 net income of $106 million, or $1.08 per share. First quarter net sales were $1.4 billion in both 2015 and 2014.

Excluding special items, the $0.07 per share reduction in first quarter 2015 earnings, compared to the first quarter of 2014, was driven by increased annual mill outage downtime and costs ($0.08), lower white papers prices and mix ($0.05), lower export containerboard prices ($0.02), and higher costs for wood ($0.04), medical ($0.04), labor and benefits ($0.04), and depreciation ($0.02). These items were partially offset by increased volume ($0.09), and lower costs for energy ($0.06), chemicals ($0.02) and purchased fiber ($0.02), and a state tax credit related to the investments at the DeRidder mill ($0.03).

Lower earnings compared to PCA guidance of $1.07 to $1.10 per share for the first quarter were a result of extreme weather conditions ($0.03), additional downtime to complete the DeRidder annual outage ($0.03), and lower prices from the retroactive price decrease by trade publications and mix changes in white papers ($0.03).

Packaging segment EBITDA in the first quarter of 2015 was $220 million, and excluding special items, was $222 million with sales of $1,099 million compared to first quarter 2014 packaging EBITDA, excluding special items, of $244 million with sales of $1,097 million. Lower profitability was the result of this year’s extended annual outage at the DeRidder mill, which did not have an annual outage in 2014, as well as higher wood, medical, labor and benefits and freight costs, and lower export containerboard prices. These items were partially offset by corrugated products volume growth and benefits from the DeRidder No. 3 machine conversion. Corrugated products shipments per workday, including both PCA and Boise plants, were up 4.4%, with one less workday compared to the first quarter of last year, and total shipments were up 2.7%.

Paper segment EBITDA in the first quarter of 2015 increased to $49 million on sales of $297 million compared to first quarter 2014 EBITDA of $40 million and net sales of $309 million. Office paper shipments were up slightly, and printing and converting and pressure sensitive paper shipments were down 5,500 tons compared to the first quarter of last year. Improved profitability was the result of operational improvements and synergy realization in the white paper mills over the past year.

Commenting on results, Mark W. Kowlzan, CEO, said “Our overall operations remained strong with steady demand and price in both domestic containerboard and corrugated products. Despite lower prices and changes in mix, we were able to improve profitability and margins in white papers. The DeRidder annual outage took about six days longer than we expected due to vendor design errors which required equipment to be modified after it was received. Extreme weather conditions also contributed to higher costs at our mills and lower shipments at our box plants.”

“Looking ahead to the second quarter,” Mr. Kowlzan added, “we expect earnings improvement driven primarily from a full quarter of operations at the DeRidder mill which will increase containerboard production and lower mill costs. We also expect seasonally higher containerboard and corrugated products shipments. Costs of annual mill outages, including amortization of repair costs, will be slightly higher than in the first quarter.

In addition, we expect higher interest and depreciation expense, a higher effective tax rate, and no additional state tax credits. Finally, we expect to incur an insurance deductible charge of $3 million, or $0.02 per share, related to a turbine drive failure on the No. 1 paper machine at the Jackson, Alabama white papers mill. Considering these items, we currently expect second quarter earnings of $1.03 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 94 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2015 Earnings
Conference Call

WHEN:	Tuesday, April 21, 2015
10:00 a.m. Eastern Time

CALL-IN	(855) 730-0288 (U.S. and Canada) or (832) 412-2295 (International)

NUMBER:	Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 21, 2015 1:00 p.m. Eastern Time through
May 5, 2015 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International)
Passcode: 35494228

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope,” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited
(dollars in millions, except per-share data)

	Three Months Ended
	March 31				December 31,
	2015		2014		2014
Net sales	$1,425.7		$1,431.3		$1,434.0
Cost of sales	(1,148.7)	(1)	(1,129.9)	(1)	(1,137.0)	(1)
Gross profit	277.0		301.4		297.0
Selling, general, and administrative expenses	(117.3)		(116.5)		(110.4)
Other expense, net	(2.6)	(2)	(24.0)	(2)	(13.4)	(2)
Income from operations	157.1		160.9		173.2
Interest expense, net	(19.2)	(3)	(20.8)	(3)	(23.2)
Income before taxes	137.9		140.1		150.0
Provision for income taxes	(47.1)		(50.0)		(51.5)
Net income	$90.8		$90.1		$98.5
Earnings per share:
Basic	$0.92		$0.92		$1.00
Diluted	$0.92		$0.92		$1.00
Supplemental financial information:
Capital spending	$55.6		$50.9		$165.4
Cash balance	$126.4		$185.7		$124.9
 ____________

(1)
The three months ended March 31, 2015 and 2014, and the three months ended December 31, 2014, include $10.3 million, $4.0 million, and $18.0 million, respectively, of restructuring charges at our mill in DeRidder, Louisiana. The restructuring charges primarily related to accelerated depreciation and were mostly recorded in "Cost of sales".

(2)
The three months ended March 31, 2015 and 2014, and the three months ended December 31, 2014, include $3.5 million, $4.1 million, and $6.4 million, respectively, of Boise acquisition integration-related and other costs, mostly recorded in "Other expense, net". These costs primarily relate to professional fees, severance, retention, relocation, travel, and other integration-related costs.

The three months ended March 31, 2015, also includes a $3.6 million tax credit from the State of Louisiana related to our recent capital investment and the jobs retained at the DeRidder, Louisiana, mill, which was recorded as a benefit in "Other expense, net".
The three months ended March 31, 2014, also includes $17.6 million of costs accrued for the settlement of the Kleen Products LLC v Packaging Corp. of America et al class action lawsuit. These costs are recorded in “Other expense, net”.

(3)	During the three months ended March 31, 2015 and 2014, we received an interest rebate on a portion of our bank debt, reducing our interest expense $4.1 million and $0.8 million, respectively.

Packaging Corporation of America
Segment Information
Unaudited
(dollars in millions)

	Three Months Ended
	March 31		December 31,
	2015	2014	2014
Segment sales
Packaging	$1,099.3	$1,097.4	$1,122.0
Paper	297.3	309.3	284.4
Intersegment eliminations and other	29.1	24.6	27.6
	$1,425.7	$1,431.3	$1,434.0

Segment income (loss)
Packaging	$141.1	$170.7	$161.4
Paper	35.6	27.7	31.1
Corporate and Other	(19.6)	(37.5)	(19.3)
Income from operations	157.1	160.9	173.2
Interest expense, net	(19.2)	(20.8)	(23.2)
Income before taxes	$137.9	$140.1	$150.0

Segment income (loss) excluding special items (1)
Packaging	$152.3	$174.7	$178.9
Paper	35.6	28.4	31.5
Corporate and Other	(17.0)	(16.5)	(12.8)
	$170.9	$186.6	$197.6

EBITDA (1)
Packaging	$219.8	$240.3	$238.7
Paper	49.3	39.7	44.5
Corporate and Other	(18.6)	(35.7)	(17.8)
	$250.5	$244.3	$265.4

EBITDA excluding special items (1)
Packaging	$222.0	$244.3	$249.7
Paper	49.3	40.4	44.9
Corporate and Other	(16.0)	(14.7)	(11.3)
	$255.3	$270.0	$283.3
____________

(1)
Income from operations excluding special items, segment income (loss) excluding special items, earnings before interest, income taxes, and depreciation, amortization, and depletion (EBITDA), and EBITDA excluding special items are non-GAAP financial measures. We present these measures because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. The tables included in "Reconciliation of Non-GAAP Financial Measures" on the following pages reconcile the non-GAAP measures with the most directly comparable GAAP measures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)

	Three Months Ended
	March 31		December 31,
	2015	2014	2014
Packaging
Segment income	$141.1	$170.7	$161.4
DeRidder restructuring	10.3	4.0	18.0
Integration-related and other costs	0.9	—	(0.5)
Segment income excluding special items (1)	$152.3	$174.7	$178.9

Paper
Segment income	$35.6	$27.7	$31.1
Integration-related and other costs	—	0.7	0.4
Segment income excluding special items (1)	$35.6	$28.4	$31.5

Corporate and Other
Segment loss	$(19.6)	$(37.5)	$(19.3)
Integration-related and other costs	2.6	3.4	6.5
Class action lawsuit settlement	—	17.6	—
Segment loss excluding special items (1)	$(17.0)	$(16.5)	$(12.8)

Income from operations	$157.1	$160.9	$173.2

Income from operations, excluding special items (1)	$170.9	$186.6	$197.6
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
Net Income and EPS Excluding Special Items (1)

	Three Months Ended March 31				Three Months Ended
	2015		2014		December 31, 2014
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$90.8	$0.92	$90.1	$0.92	$98.5	$1.00
Special items (2):
DeRidder restructuring	6.6	0.07	2.6	0.02	11.7	0.12
Integration-related and other costs	2.2	0.02	2.6	0.03	4.2	0.04
Class action lawsuit settlement	—	—	11.2	0.11	—	—
Total special items	8.8	0.09	16.4	0.16	15.9	0.16
Excluding special items	$99.6	$1.01	$106.5	$1.08	$114.4	$1.16
 ____________

(1)
Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are presented because they provide a means to evaluate the performance of our company on an ongoing basis using the same measures that are used by our management and because these measures are frequently used by investors and other interested parties in the evaluation of companies and their performance. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

(2)
Special items are tax-effected at a combined federal and state income tax rate in effect for the period the special items were recorded. For more information related to these items, see the footnotes to the Consolidated Earnings Results on page 1.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
EBITDA and EBITDA Excluding Special Items (1)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA and EBITDA excluding special items:

	Three Months Ended
	March 31		December 31,
	2015	2014	2014
Net income	$90.8	$90.1	$98.5
Interest expense, net	19.2	20.8	23.2
Provision for income taxes	47.1	50.0	51.5
Depreciation, amortization, and depletion	93.4	83.4	92.2
EBITDA (1)	$250.5	$244.3	$265.4
Special items:
DeRidder restructuring	$1.3	$4.0	$11.5
Integration-related and other costs	3.5	4.1	6.4
Class action lawsuit settlement	—	17.6	—
EBITDA excluding special items (1)	$255.3	$270.0	$283.3
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in millions)
The following table reconciles segment income (loss) to EBITDA and EBITDA excluding special items:

	Three Months Ended
	March 31		December 31,
	2015	2014	2014
Packaging
Segment income	$141.1	$170.7	$161.4
Depreciation, amortization, and depletion	78.7	69.6	77.3
EBITDA (1)	219.8	240.3	238.7
DeRidder restructuring	1.3	4.0	11.5
Integration-related and other costs	0.9	—	(0.5)
EBITDA excluding special items (1)	$222.0	$244.3	$249.7

Paper
Segment income	$35.6	$27.7	$31.1
Depreciation, amortization, and depletion	13.7	12.0	13.4
EBITDA (1)	49.3	39.7	44.5
Integration-related and other costs	—	0.7	0.4
EBITDA excluding special items (1)	$49.3	$40.4	$44.9

Corporate and Other
Segment loss	$(19.6)	$(37.5)	$(19.3)
Depreciation, amortization, and depletion	1.0	1.8	1.5
EBITDA (1)	(18.6)	(35.7)	(17.8)
Integration-related and other costs	2.6	3.4	6.5
Class action lawsuit settlement	—	17.6	—
EBITDA excluding special items (1)	$(16.0)	$(14.7)	$(11.3)

EBITDA (1)	$250.5	$244.3	$265.4

EBITDA excluding special items (1)	$255.3	$270.0	$283.3
 ____________

(1)	See footnote (1) on page 2, for a discussion of non-GAAP financial measures.